                                                                    Exhibit 99.1

           MARKEL REPORTS THIRD QUARTER AND NINE MONTH PERIOD RESULTS

FOR IMMEDIATE RELEASE                                 CONTACT: DARRELL MARTIN
                                                      DIRECT LINE: 804-965-1635

           Richmond, VA, October 31, 2001 --- (NYSE - MKL) Markel Corporation reported a net loss of $10.58 and $9.85 per diluted share, respectively, for the quarter and nine month period ended September 30, 2001 compared to a net loss of $2.15 and $2.85 per diluted share, respectively, for the quarter and nine month period ended September 30, 2000. The Company's 2001 third quarter results reflect $75 million of estimated losses related to the terrorist attack on the World Trade Center and other related events of September 11, 2001 (WTC). In addition the Company strengthened prior years' loss reserves by $68 million in the third quarter of 2001 due to $39 million of loss development in Markel International's discontinued lines and $29 million of loss development in New York contractors business which the Company's Brokered Excess and Surplus Lines unit stopped writing in January 2000. Excluding these items, the Company's 2001 third quarter and nine month period net income was $0.65 and $1.75 per diluted share, respectively. Alan I. Kirshner, Chairman and Chief Executive Officer, commented, "The tragic events of September 11, 2001 could not have been anticipated and will have a long and lasting impact on the property and casualty insurance industry. We are disappointed that, despite our efforts to set conservative reserves, we recognized $68 million of adverse development in the third quarter of 2001. Given the changes taking place in the industry such as increasing demand for insurance, constrained capacity and especially favorable conditions in our specialty markets, we expect to see continued growth in premium volume including significant price increases. We are enthusiastic about the future and look forward to a strong insurance marketplace."

           In evaluating its operating performance, the Company focuses on core underwriting and investing results before consideration of realized gains or losses, amortization expenses and nonrecurring items (these measures do not replace operating income or net income computed in accordance with generally accepted accounting principles as a measure of profitability). The Company's results include Markel International since its acquisition on March 24, 2000. Following is a comparison of 2001 and 2000 results on a per diluted share basis (shares in thousands).

                                         Quarter Ended     Nine Months Ended
                                         September 30,       September 30,
                                         -------------       -------------

                                          2001     2000      2001      2000
                                        -------   ------    ------    ------
Core operations                         $(10.44)  $(2.46)   $(8.71)   $(1.61)
Realized gains (losses)                     .64      .08      1.27      (.33)
Amortization expense                       (.78)    (.87)    (2.41)    (2.09)
Nonrecurring tax benefit                   -        1.10      -         1.18
                                        -------   -------   -------   -------
Net loss                                 (10.58)   (2.15)    (9.85)    (2.85)

Net change in unrealized
           gains and other                 1.83     5.41      4.86      5.95
                                        -------   -------   -------   -------
Comprehensive income
           (loss)                       $ (8.75)   $3.26    $(4.99)   $ 3.10
                                        =======   =======   =======   =======

Weighted average diluted shares           8,605    7,288     8,327     6,793
                                        =======   =======   =======   =======

           The third quarter loss from core operations was $10.44 per share compared to a loss from core operations of $2.46 per share in 2000. For the nine months, loss from core operations was $8.71 per share compared to loss from core operations of $1.61 per share in the prior year. The higher losses for both periods of 2001 were due to $75 million of estimated WTC losses and $68 million of prior years' loss development in the third quarter of 2001.

                                               -Premium Analysis-
                                           Quarter Ended September 30,
                                  -------------------------------------------
                                  Gross Written Premiums    Earned Premiums
                                     2001         2000      2001       2000
                                  ---------------------   -------------------
Markel North America              $ 258,734    $196,198   $165,534   $121,425
Markel International                169,546     123,286    135,678    108,245
Discontinued Lines                   16,505       4,129     26,310     23,486
                                  ---------------------   -------------------
     Total                        $ 444,785    $323,613   $327,522   $253,156
                                  =====================   ===================

                                               -Premium Analysis-
                                          Nine Months Ended September 30,
                                  -------------------------------------------
                                  Gross Written Premiums    Earned Premiums
                                     2001        2000       2001       2000
                                  ---------------------   -------------------
Markel North America              $  710,086   $520,253   $457,749   $337,835
Markel International                 535,890    252,918    334,079    225,642
Discontinued Lines                    33,095     45,402     75,028     91,867
                                  ---------------------   -------------------
     Total                        $1,279,071   $818,573   $866,856   $655,344
                                  =====================   ===================

           Markel North America gross written premiums for the third quarter and nine month period increased 32 percent and 36 percent, respectively, due to increased submission activity and price increases across all business units. Markel International remained on target to produce approximately $650 million of gross premium volume in 2001. The Company anticipates that the North American and London insurance markets will continue to tighten and provide a favorable environment for its operations. The Company is currently obtaining significant rate increases across most programs. Discontinued Lines consisted of discontinued Markel International programs.

                                           -Combined Ratio Analysis-
                                  ------------------------------------------
                                     Quarter Ended        Nine Months Ended
                                     September 30,          September 30,
                                    2001       2000        2001        2000
                                  ------------------------------------------
Markel North America                 115%        98%        104%         97%
Markel International                 165%       116%        135%        118%
Discontinued Lines                   278%       281%        187%        168%
                                  ------------------------------------------
     Consolidated                    149%       123%        123%        114%
                                  ==========================================

           Markel North America's 2001 third quarter and nine month period underwriting loss was the result of $29 million of adverse loss development on New York contractors business discontinued by the Brokered Excess and Surplus Lines unit in January 2000 and due to $2.5 million of WTC and Hurricane Allison losses. Excluding these items, Markel North America continued to produce solid underwriting profits with a combined ratio of 96 percent and 97 percent, respectively, for the third quarter and nine months ended September 30, 2001.

           Since discontinuing the New York contractors program, the Company has experienced adverse development in the program and as a result initiated a project to reevaluate its potential ultimate exposure. Issues involving application of statutes of limitations and the evolving and complex judicial and legislative environment in New York made the process difficult. In addition the Company brought in new claims management at the unit. New claims management with legal and actuarial assistance completed a review of this program during the quarter. As a result of this review, the Company determined that reserves required strengthening.

           The Company's total estimated exposure to WTC losses is $75 million, net of estimated reinsurance recoveries of approximately $250 million. Markel International's, Markel North America's and Discontinued Lines' WTC provisions were $70.8 million, $1.5 million and $2.7 million, respectively. The Company has used many loss estimation techniques including detailed policy level reviews, the use of catastrophe modeling software, direct contact with insureds and brokers and sensitivity analysis to possible coverage scenarios in order to develop its estimated WTC exposure. The Company has also completed a detailed review of its reinsurance recoverables related to its potential WTC losses. Approximately 98 percent of the estimated reinsurance recoverables are due from reinsurers rated "A-" or better by A.M. Best or Standard and Poor's. The Company's gross and net WTC loss estimate includes a margin for underestimation of claims, reinsurance reinstatement premiums and potentially uncollectable reinsurance. New information concerning potential losses and coverage emerges daily. While the Company believes that its WTC reserve is adequate, adverse development is possible.

           Markel International's 2001 third quarter and nine month period results included $70.8 million of WTC losses. Excluding the impact of WTC losses, Markel International's combined ratio for the quarter and nine month period of 2001 was 112 percent and 113 percent, respectively. Markel International's expense reductions have not kept pace with planned premium reductions. The Company will continue working to align Markel International's expenses with its premium writings. Expense reduction initiatives include the consolidation of Markel International's four syndicates at Lloyd's into one syndicate for 2002 and planned reductions of brokerage commissions. The pricing environment continues to improve in the London Market.

           The underwriting loss from Discontinued Lines increased in the third quarter and nine month periods of 2001 to $46.9 million and $65.0 million, respectively, compared to $42.5 million and $62.7 million, respectively, in 2000. The increase in the Discontinued Lines underwriting loss in both periods of 2001 was due to $39.0 million of reserve strengthening primarily in Markel International's discontinued worldwide motor program and WTC losses. The Company discontinued the worldwide motor book of business shortly after the purchase of Markel International due to the program's poor administrative controls, including delegation of underwriting and claims authority to brokers around the world, and due to inadequate pricing. During the third quarter of 2001, the Company obtained information from brokers and performed broker audits in order to reassess its potential exposure. Upon completion of this work, the Company determined that reserve strengthening was required.

           Management continues to monitor claims and reinsurance experience on pre-acquisition books of business and Discontinued Lines. The Company also continues to closely monitor recent unfavorable development at its Brokered Excess and Surplus Lines unit. The Company believes that its reserves are adequate; however adverse experience is possible and could result in reserve increases in the future.

           Third quarter 2001 net investment income was $42.2 million compared to $44.1 million in the prior year. The decrease was due to lower investment yields partially offset by a larger investment portfolio. Net investment income for the nine month period rose to $127.9 million from $110.8 million in 2000. The increase was due to the acquisition of Markel International. The Company's equity portfolio produced a small positive return for the first nine months of 2001, in contrast to generally negative equity market returns.

           In the third quarter, the Company recognized $8.5 million of net realized gains compared to $0.9 million of net gains in 2000. For the nine month period of 2001, net realized investment gains were $16.3 million compared to net losses of $3.5 million for the same period last year. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

           Comprehensive loss was $8.75 per share for the third quarter of 2001 compared to comprehensive income of $3.26 per share in 2000. For the nine month period ended September 30, 2001, comprehensive loss was $4.99 per share compared to comprehensive income of $3.10 per share in 2000. The comprehensive losses in both periods of 2001 were primarily due to lower net income due to WTC losses and reserve strengthening partially offset by the increased market value of the Company's investment portfolio. The Company reported net unrealized gains, net of taxes, on its fixed maturity and equity investments of $165.0 million at September 30, 2001 compared to $124.2 million at December 31, 2000.

           Book value per common share was $105.66 at September 30, 2001 compared to $102.63 at December 31, 2000. The increase was primarily due to the February 2001 completion of a 1,288,940 share common stock offering with net proceeds of approximately $198 million and higher unrealized gains, partially offset by a net loss for the nine months of 2001.

           Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

           This is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995. Certain statements contained herein are forward-looking statements that involve risks and uncertainties. Future actual results may materially differ from those in these statements because of many factors. Among other things, the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies. The Company's anticipated premium and profitability growth are based on current knowledge and assume no man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions. Changing legal and social trends and inherent uncertainties in the loss estimation process can adversely impact the adequacy of loss reserves. The Company continues to closely monitor reinsurance programs and exposures. Adverse experience in these programs could lead to additional charges. Regulatory actions can impede the Company's ability to charge adequate rates and efficiently allocate capital. Economic conditions and interest rate volatility can have significant impact on the market value of fixed maturity and equity investments and foreign currency exchange rates. The Company's premium growth, underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors, which could affect the Company, are discussed in the Company's reports on Forms 8-K, 10-Q and 10-K. By making these forward looking statements, the Company is not intending to become obligated to publicly update or revise any forward looking statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward looking statements, which speak only as at their dates.

         The quarterly conference call, which will involve discussion of the third quarter and nine month period financial results and may include forward-looking information, will be held Wednesday, October 31st, at 11:00 a.m. Eastern time. Any person interested in listening to the call, or a replay of the call which will be available approximately two hours after the conclusion of the call until November 9, 2001, should contact Markel's Investor Relations Department at 804-747-0136. The call will be broadcast over the Internet at www.markelcorp.com. A replay of the call will also be available on this web site
------------------
until November 9, 2001.

                       MARKEL CORPORATION AND SUBSIDIARIES

      Consolidated Statements of Operations and Comprehensive Income (Loss)

                                                             Quarter Ended              Nine Months Ended
                                                             September 30,                September 30,
                                                      -------------------------    --------------------------
                                                          2001          2000           2001         2000
                                                      ----------    -----------    -----------    -----------
                                                           (dollars in thousands, except per share data)

OPERATING REVENUES
Earned premiums ..................................    $  327,522    $   253,156    $   866,856    $   655,344
Net investment income ............................        42,243         44,136        127,937        110,818
Net realized gains (losses) from investment sales          8,508            880         16,278         (3,462)
Other ............................................            --             47             --            141
                                                      ----------    -----------    -----------    -----------
      Total Operating Revenues ...................       378,273        298,219      1,011,071        762,841
                                                      ==========    ===========    ===========    ===========

OPERATING EXPENSES
Losses and loss adjustment expenses ..............       370,419        218,231        752,950        511,883
Underwriting, acquisition and insurance
      expenses ...................................       117,933         92,185        311,713        236,295
Amortization of intangible assets ................         7,712          7,202         23,096         15,979
                                                      ----------    -----------    -----------    -----------
      Total Operating Expenses ...................       496,064        317,618      1,087,759        764,157
                                                      ----------    -----------    -----------    -----------
      Operating Loss .............................      (117,791)       (19,399)       (76,688)        (1,316)
Interest expense .................................        11,782         14,978         37,811         37,235
                                                      ----------    -----------    -----------    -----------
      Loss Before Income Taxes ...................      (129,573)       (34,377)      (114,499)       (38,551)
Income tax benefit ...............................       (38,548)       (18,728)       (32,518)       (19,180)
                                                      ----------    -----------    -----------    -----------
      Net Loss ...................................    $  (91,025)   $   (15,649)   $   (81,981)   $   (19,371)
                                                      ==========    ===========    ===========    ===========

OTHER COMPREHENSIVE INCOME
Unrealized gains on securities, net of taxes
      Net holding gains arising during the period     $   21,920    $    43,375    $    51,384    $    41,575
       Less reclassification adjustments for gains
         (losses) included in net income .........        (5,530)          (572)       (10,581)         2,251
                                                      ----------    -----------    -----------    -----------
      Net unrealized gains .......................        16,390         42,803         40,803         43,826
Currency translation adjustments, net of taxes ...          (656)        (3,368)          (372)        (3,368)
                                                      ----------    -----------    -----------    -----------
      Total Other Comprehensive Income ...........        15,734         39,435         40,431         40,458
                                                      ----------    -----------    -----------    -----------
      Comprehensive Income (Loss) ................    $  (75,291)   $    23,786    $   (41,550)   $    21,087
                                                      ==========    ===========    ===========    ===========

NET LOSS PER SHARE
     Basic .......................................       ($10.58)        ($2.15)        ($9.85)        ($2.85)
     Diluted .....................................       ($10.58)        ($2.15)        ($9.85)        ($2.85)
                                                      ==========    ===========    ===========    ===========


Selected Data                                                                      September 30,  December 31,
                                                                                   --------------------------
(dollars in thousands, except per share data)                                          2001          2000
-------------------------------------------------------------------------------------------------------------
Total investments and cash                                                         $ 3,298,530    $ 3,136,164
Reinsurance recoverable on paid and unpaid losses                                    1,594,048      1,104,433
Intangible assets                                                                      379,715        402,999
Total assets                                                                         6,171,943      5,473,153
Unpaid losses and loss adjustment expenses                                           3,602,076      3,037,006
Unearned premiums                                                                      786,800        701,663
Long-term debt                                                                         391,781        573,111
8.71% Capital Securities                                                               150,000        150,000
Total shareholders' equity                                                             910,665        752,372
Book value per share                                                               $    105.66    $    102.63
Common shares outstanding                                                                8,619          7,331


                                     ######

                               Markel Corporation
                          Segment Reporting Disclosures
            For the Quarter and Nine Months Ended September 30, 2001


                          Segment Gross Written Premium

 Quarter Ended September 30,                                 Nine Months Ended September 30,
--------------------------------------------------------------------------------------------
   2001              2000        (dollars in thousands)           2001             2000
--------------------------------------------------------------------------------------------
$  205,245        $  151,657    Excess and Surplus Lines      $   581,659       $  414,213
    53,489            44,541    Specialty Admitted                128,427          106,040
    42,590            12,380    London Company Market             127,852           55,006
   126,956           110,906    Lloyd's Market                    408,038          197,912
    16,505             4,129    Other (Discontinued Lines)         33,095           45,402
--------------------------------------------------------------------------------------------
$  444,785        $  323,613                Consolidated      $ 1,279,071       $  818,573
============================================================================================

                                Segment Net Written Premium

 Quarter Ended September 30,                                 Nine Months Ended September 30,
--------------------------------------------------------------------------------------------
   2001              2000        (dollars in thousands)           2001             2000
--------------------------------------------------------------------------------------------
$  140,368        $  108,759    Excess and Surplus Lines      $   399,345       $  291,020
    49,427            41,926    Specialty Admitted                117,797           97,200
    24,884            11,454    London Company Market              92,607           38,365
    86,335            82,629    Lloyd's Market                    298,571          149,701
     5,097            (2,265)   Other (Discontinued Lines)         19,594           17,557
--------------------------------------------------------------------------------------------
$  306,111        $  242,503                Consolidated      $   927,914       $  593,843
============================================================================================

                                     Segment Revenues

 Quarter Ended September 30,                                 Nine Months Ended September 30,
--------------------------------------------------------------------------------------------
   2001              2000        (dollars in thousands)           2001             2000
--------------------------------------------------------------------------------------------
$  130,189        $   91,089    Excess and Surplus Lines      $   358,158       $  250,563
    35,345            30,336    Specialty Admitted                 99,591           87,272
    33,576            34,075    London Company Market              91,869           91,150
   102,102            74,170    Lloyd's Market                    242,210          134,492
    50,751            45,016    Investing                         144,215          107,356
    26,310            23,486    Other (Discontinued Lines)         75,028           91,867
--------------------------------------------------------------------------------------------
$  378,273        $  298,172                Consolidated      $ 1,011,071       $  762,700
============================================================================================

                                   Segment Profit (Loss)

 Quarter Ended September 30,                                 Nine Months Ended September 30,
--------------------------------------------------------------------------------------------
   2001              2000        (dollars in thousands)           2001             2000
--------------------------------------------------------------------------------------------
$  (25,625)       $   (1,132)   Excess and Surplus Lines      $   (17,193)      $    2,730
       338             3,262    Specialty Admitted                    (59)           6,736
   (31,049)           (6,245)   London Company Market             (39,683)         (15,227)
   (57,549)          (10,666)   Lloyd's Market                    (75,885)         (24,350)
    50,751            45,016    Investing                         144,215          107,356
   (46,945)          (42,479)   Other (Discontinued Lines)        (64,987)         (62,723)
--------------------------------------------------------------------------------------------
$ (110,079)       $  (12,244)               Consolidated      $   (53,592)      $   14,522
============================================================================================

                                     Combined Ratios

 Quarter Ended September 30,                                 Nine Months Ended September 30,
--------------------------------------------------------------------------------------------
   2001              2000                                         2001             2000
--------------------------------------------------------------------------------------------
       120%              101%    Excess and Surplus Lines             105%              99%
        99%               89%    Specialty Admitted                   100%              92%
       193%              118%    London Company Market                143%             117%
       156%              114%    Lloyd's Market                       131%             118%
       278%              281%    Other (Discontinued Lines)           187%             168%
--------------------------------------------------------------------------------------------
       149%              123%               Consolidated              123%             114%
============================================================================================